Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  August  3, 2007

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Second Quarter Earnings

Michigan City, Indiana (NasdaqGM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the quarter and six months ended June 30, 2007. Net income for the second quarter of 2007 was $2.016 million or $.62 per fully diluted share.  This compares to $1.834 million or $.57 per fully diluted share for the same quarter of the prior year.  Year-to-date net income was $3.860 million or $1.19 per fully diluted share compared to $3.283 million or $1.02 per fully diluted share for the same period of the prior year. This represents a 9.9% increase in quarterly net income and a 17.5% increase for the first six months when compared to the same prior year periods.

During the second quarter of 2007, the Company discontinued its wholesale mortgage operation.  A charge of $133 thousand for severance and other costs related to the termination was taken in the quarter. The reduction in annual compensation cost is estimated to be $567 thousand. The wholesale division was not profitable, and the general business climate for high loan to value second mortgage loans had deteriorated to the point where the future outlook for this business line no longer made economic sense for Horizon.

In addition, Horizon recently announced a reduction of 12 employees from among its various business lines. Horizon has taken this cost cutting action based on current business conditions, the recommendations of external consultants and after a review of third party independent benchmarking data. A charge of approximately $94 thousand will be taken in the third quarter of 2007 to cover severance costs related to this reduction in work force. The ongoing annual savings from these reductions are estimated at $740 thousand.

Craig M. Dwight, Horizon’s President and Chief Executive Officer stated, “Horizon’s goal is to be a top performing financial institution and in order to achieve this goal, we sometimes must take cost cutting actions to improve our efficiency.  In addition to Horizon’s efficiency improvement efforts, the Company has been successful in increasing non-interest income primarily in the areas of trust income and gain on sale of mortgage loans.  As a result of these efforts, we are pleased to report increased net income despite the general tightening of interest spreads.”

Net interest income for the quarter ended June 30, 2007 was $2.016 million, an increase of $182 thousand over the same period of the prior year. This increase resulted from an increase in average earning assets from the same quarter of the prior year of $63 million or 6.3%. The impact from the earning asset growth was partially offset by a decline in net interest margin, which fell from 3.11% for the second quarter of 2006 to 3.00% in the second quarter of 2007. Net interest margin, while down from the same quarter of the prior year, increased from the first quarter of 2007 by 15 basis

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Pg. 2 Cont.  Horizon Announces 2nd Quarter Earnings

points. The improvement was the result of earning asset growth in both commercial and consumer loans and additional long-term debt, which has a lower rate than the short term funding these borrowings replaced. For the first six months of 2007, net interest income was approximately level with the first six months of the prior year. Contributing to net interest income in the first six months of 2006 was approximately $330 thousand of income, related to commercial loans that were acquired at a discount in the Alliance Bank acquisition and were paid in full during the period. There was no such income in 2007.

Non-interest income increased $609 thousand or 25.6% from the second quarter of 2006 and has increased $1.443 million or 32.7% for the first six months of 2007.  The main contributing factors were: (a) an increase in the gain on sale of loans as the company is now selling approximately 90 % of its conventional mortgage production compared to approximately 50% in the prior year, (b) fiduciary income increased due to an increase in assets under administration and a fee increase implemented in January of 2007, (c) the increase in cash surrender value in bank owned life insurance related to additional insurance added during January 2007, and (d) no securities losses recorded during 2007. Other non-interest income is down from the first quarter of 2007, due to a decline in fees related to brokering non-conforming mortgage loans.

Non-interest expense increased $548 thousand or 7.4% from the second quarter of 2006 and $890 thousand or 6.0% for the first six months. The increase in salary expense relates primarily to the wholesale mortgage lending operation, which was initiated in June of 2006. The increase in salaries and benefit expense from the first quarter of 2007 relates to the accrual for severance payments primarily due to the discontinuance of the wholesale mortgage lending operation.

On June 30, 2007, Horizon’s total assets were $1.192 billion, compared to $1.222 billion on December 31, 2006. Cash and cash equivalents declined due to a large cash item deposited on the last day of 2006. Investment securities decreased as maturities are being used to fund loan growth rather than being replaced. Loans held for sale include both mortgages and indirect consumer loans. During the second quarter of 2007, Horizon began originating indirect loans in Illinois with the intent to sell these loans. The first sale of indirect consumer loans is scheduled to occur in the third quarter.

Loans have increased $5.6 million since December 31, 2006. Growth in commercial, conventional real estate and installment loans was offset by a decline of $28 million in mortgage warehouse loans. Due to a decline in residential mortgage activity, including sub-prime lending, the mortgage warehouse lending area declined early in the year and has run consistently at the current levels for most of the year. Commercial loans had strong growth, increasing over $18 million during the second quarter for a total increase of $27.5 million since year-end. The majority of the growth came in commercial real estate loans. Consumer loans increased due to indirect loans originated within Horizon’s normal market area, which are held in the portfolio. Also impacting consumer loans was approximately $6 million of home equity loans originated and held for sale by the wholesale mortgage area which were moved to the consumer loan permanent portfolio.

Deposits declined, as a large deposit made by a local municipality at year-end 2006 was withdrawn in the normal course of business in early January 2007. Total average deposits for the second quarter of 2007 decreased from the first quarter by approximately $32.2 million. Public fund certificates of deposit have become very competitive, and therefore, Horizon has sought other funding sources,

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which are less expensive. Certificates of deposit have been the product of choice by consumers. This deposit category has grown over $15.2 million during the first six months of 2007.

Horizon’s allowance for loan losses at June 30, 2007 was $8.7 million, or 1.02% of gross loans, compared to $8.7 million or 1.04% at December 31, 2006.  Non-performing assets at June 30, 2007 were $2.6 million or 0.30% of gross loans compared to $3.2 million or 0.40% of gross loans at March 31, 2007 and $2.7 million, or 0.32% of gross loans, at December 31, 2006.  The decrease in non-performing assets since the end of March occurred primarily in commercial and real estate loans. Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of June 30, 2007.

Stockholders' equity totaled $63.2 million at June 30, 2007 compared to $61.9 million at December 31, 2006. At June 30, 2007, the ratio of stockholders' equity to total assets was 5.30% compared to 5.06% at December 31, 2006.  Book value per common share at June 30, 2007 increased to $19.77 compared to $19.37 at December 31, 2006.

Other items

A full service branch was opened in Benton Harbor, Michigan in April of 2007.

Horizon will soon begin construction of a branch in Valparaiso, Indiana with completion scheduled for first quarter 2008. Construction will begin in October on a full service branch in Merrillville, Indiana with opening scheduled for the second quarter 2008.

On June 12, 2007, Horizon increased its quarterly dividend from $0.14 per share to $0.15 per share. This represents an increase of 7.1%.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:                 Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)
(In thousands except per share data and ratios)

	Three Months Ended:			Six Months Ended:
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

End of period balances:
Total assets	$1,192,283	$1,151,886	$1,131,141	$1,192,283	$1,131,141
Investment securities	224,541	234,823	242,262	224,541	242,262
Commercial loans	295,018	276,732	266,999	295,018	266,999
Mortgage warehouse loans	78,716	79,504	106,432	78,716	106,432
Real estate loans	219,161	219,305	198,728	219,161	198,728
Installment loans	256,506	232,767	222,885	256,506	222,885
Non-interest bearing deposit accounts	82,635	87,341	86,427	82,635	86,427
Interest bearing transaction accounts	347,493	352,301	423,335	347,493	423,335
Time deposits	390,816	390,102	330,353	390,816	330,353
Short-term borrowings	86,689	62,279	72,988	86,689	72,988
Long-term borrowings	185,864	160,940	129,027	185,864	129,027
Stockholder’s equity	63,172	64,493	54,627	63,172	54,627

Average balances :
Total assets	$1,182,656	$1,161,105	$1,090,753	$1,165,896	$1,078,410
Investment securities	231,623	240,443	240,106	236,468	246,797
Commercial loans	287,522	273,019	265,044	280,271	269,110
Mortgage warehouse loans	80,222	86,587	93,741	83,387	86,505
Real estate loans	221,190	221,202	187,471	226,066	176,509
Installment loans	240,657	235,665	211,489	239,571	206,596
Non-interest bearing deposit accounts	76670	74,078	79,074	75,381	77,901
Interest bearing transaction accounts	343,906	355,590	345,603	349,716	366,166
Time deposits	396,667	419,736	369,805	408,137	350,482
Short-term borrowings	84,897	68,930	55,142	76,853	53,817
Long-term borrowings	187,168	135,434	158,316	151,758	149,869
Stockholder’s equity	65,302	63,089	55,736	64,532	55,610

Per share data:
Basic earnings per share	$0.63	$0.58	$0.58	$1.21	$1.04
Diluted earnings per share	0.62	0.57	0.57	1.19	1.02
Cash dividends declared per common share	0.15	0.14	0.14	0.29	0.28
Book value per common share	19.77	20.17	17.15	19.77	17.15
Market value - high	28.05	28.10	31.00	28.10	32.23
Market value - low	26.80	26.60	25.16	26.60	25.16
Basic average common shares outstanding	3,200,259	3,194,309	3,183,870	3,197,300	3,163,159
Diluted average common shares outstanding	3,243,537	3,239,479	3,209,294	3,241,524	3,205,780

Key ratios:
Return on average assets	0.68%	0.64%	0.67%	0.66%	0.61%
Return on average equity	12.35	11.69	13.16	11.96	11.81
Net interest margin	3.00	2.85	3.11	2.97	3.15
Loan loss reserve to loans	1.02	1.07	1.11	1.02	1.11
Non-performing loans to loans	0.28	.38	0.17	0.28	0.17
Average equity to average assets	5.52	5.43	5.11	5.53	5.16
Bank only capital ratios:
Tier 1 capital to average assets	7.17%	7.13	7.24%	7.17%	7.24%
Tier 1 capital to risk weighted assets	9.86	10.28	10.40	9.86	10.40
Total capital to risk weighted assets	10.89	12.37	11.57	10.89	11.57

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
	June 30, 2007 (Unaudited)	December 31, 2006
Assets
Cash and due from banks	$24,893	$52,311
Interest-bearing demand deposits	1	1
Federal funds sold		6,500
Cash and cash equivalents	24,894	58,812
Interest-bearing deposits	4,407	898
Investment securities, available for sale	224,541	243,078
Loans held for sale	16,233	13,103
Loans, net of allowance for loan losses of $8,665 and $8,738	840,736	835,096
Premises and equipment	23,861	23,394
Federal Reserve and Federal Home Loan Bank stock	12,087	12,136
Goodwill	5,787	5,787
Other intangible assets	2,234	2,412
Interest receivable	6,134	6,094
Other assets	31,369	21,620
Total assets	$1,192,283	$1,222,430
Liabilities
Deposits
Noninterest bearing	$82,635	$81,949
Interest bearing	738,309	832,024
Total deposits	820,944	913,973
Short-term borrowings	86,689	83,842
Long-term borrowings	185,864	115,951
Subordinated debentures	27,837	40,209
Interest payable	1,785	1,771
Other liabilities	5,992	4,807
Total liabilities	1,129,111	1,160,553
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,010,406 and 4,998,106 shares	1,113	1,111
Additional paid-in capital	25,431	25,229
Retained earnings	57,678	54,196
Accumulated other comprehensive income (loss)	(3,898)	(1,507)
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	63,172	61,877
Total liabilities and stockholders’ equity	$1,192,283	$1,222,430

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
	2007 (Unaudited)	2006 (Unaudited)	2007 (Unaudited)	2006 (Unaudited)
Interest Income
Loans receivable	$15,774	$13,829	$30,758	$26,602
Investment securities
Taxable	1,935	2,059	4,038	4,226
Tax exempt	857	762	1,718	1,485
Total interest income	18,566	16,650	36,514	32,313
Interest Expense
Deposits	7,087	5,977	14,381	11,270
Federal funds purchased and short-term borrowings	798	592	1,635	990
Long-term borrowings	2,127	1,697	3,542	3,347
Subordinated debentures	512	548	1,278	1,060
Total interest expense	10,524	8,814	20,836	16,667
Net Interest Income	8,042	7,836	15,678	15,646
Provision for loan losses	365	225	590	605
Net Interest Income after Provision for Loan Losses	7,677	7,611	15,088	15,041
Other Income
Service charges on deposit accounts	841	778	1,619	1,464
Wire transfer fees	91	103	185	189
Fiduciary activities	891	810	1,695	1,473
Gain on sale of loans	600	325	1,150	628
Increase in cash surrender value of Bank owned life insurance	231	118	463	226
Loss on sale of securities	-0-	(91)	-0-	(249)
Other income	334	336	741	679
Total other income	2,988	2,379	5,853	4,410
Other Expenses
Salaries and employee benefits	4,501	4,062	8,870	8,296
Net occupancy expenses	554	561	1,171	1,179
Data processing and equipment expenses	628	659	1,265	1,299
Professional fees	372	304	741	545
Outside services and consultants	217	255	476	538
Loan expense	275	263	547	488
Other expenses	1,426	1,321	2,759	2,594
Total other expenses	7,973	7,425	15,829	14,939
Income Before Income Tax	2,692	2,565	5,112	4,512
Income tax expense	676	731	1,252	1,229

Net Income	$2,016	$1,834	$3,860	$3,283
Basic Earnings Per Share	$.63	$.58	$1.21	$1.04
Diluted Earnings Per Share	$.62	$.57	$1.19	$1.02